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                                                                   EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-74342 of BRL Universal Equipment 2001 A, L.P., BRL Universal Equipment Corp., Universal Compression Holdings, Inc. and Universal Compression, Inc. on Form S-4 of our reports dated May 25, 2001, included and incorporated by reference in the Annual Report on Form 10-K of Universal Compression Holdings, Inc. and subsidiaries and Universal Compression, Inc. and subsidiaries for the years ended March 31, 2001, 2000 and 1999 and to the use of our reports dated May 25, 2001, appearing in the Prospectus which is a part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Houston, Texas
December 13, 2001